UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010

TECUMSEH PRODUCTS COMPANY
 (Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1136 Oak Valley Drive Ann Arbor, Michigan	48108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On June 24, 2010 we voluntarily terminated the Lenders’ commitments to lend under our Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent (“Chase”), and J.P. Morgan Securities Inc. as lead arranger, dated March 20, 2008, and amended March 18, 2009, October 20, 2009 and February 19, 2010. This agreement provided a $30 million revolving line of credit until January 31, 2011 and was secured by accounts receivable and inventories in the U.S. and Canada, as well as certain fixed assets and 65% of the stock of our foreign subsidiaries. These security interests have been released upon termination. The agreement had restrictive covenants, including a fixed charge coverage ratio covenant, which had not become applicable at the time of termination, and restrictions on our ability to pay cash dividends. Other covenants under the agreement would have required lender consent to implement our global treasury strategy to allow us to seamlessly transfer cash around the world in a cost efficient manner.

As of the date of termination, there was no outstanding indebtedness (except as described below), we were in compliance with all the covenants of this agreement and no termination fees were incurred, although we paid $15,094.32 of accrued letter of credit and commitment fees at termination. Our previous forecasts did not anticipate utilizing this line of credit for operating activities and by terminating the commitments now, we expect to save various fees and costs that would otherwise have been incurred under this line in 2010.

At the time of termination, we granted Chase and its affiliates a security interest in approximately $8.9 million of cash collateral (the “Cash Collateral”) to secure all obligations under existing letters of credit issued by Chase ($4.6 million), a guarantee of availability of funds for ACH transactions by Chase ($2.0 million), derivative obligations with Chase ($0.4 million), and foreign subsidiary overdraft protection guarantees by Tecumseh to Chase ($1.9 million). The Cash Collateral will remain in a restricted account until these obligations are paid in full or they are replaced with third parties and will be identified as restricted cash on our balance sheet. All other obligations of Tecumseh to Chase and its affiliates have been paid in full. Tecumseh Products will have no ability to withdraw, or have any other control over, the Cash Collateral, and acknowledged that Chase and its affiliates shall have sole control over the Cash Collateral.

We wrote off approximately $574,000 of remaining deferred financing costs originally incurred in connection with this agreement. These costs were being amortized over the life of the agreement, which was set to expire on January 31, 2011.

Item 9.01 Financial Statements and Exhibits.

     The following exhibits are furnished with this report:

Exhibit No.	Description

99.1	Letter Agreement, dated June 24, 2010, between Tecumseh Products Company and JP Morgan Chase Bank, N.A. terminating Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date: June 28, 2010

By /s/ James Wainright
James Wainright
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter Agreement, dated June 24, 2010, between Tecumseh Products Company and JP Morgan Chase Bank, N.A. terminating Credit Agreement.

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